Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

1.           Purpose of Agreement.  The intent of this Separation Agreement and General Release (“Agreement”) is to mutually, amicably and finally resolve and compromise all issues and claims surrounding the employment of Peter Oaklander (“Mr. Oaklander”) with Intersil Corporation or one of its subsidiaries (collectively, the “Company”) and the termination thereof.  This Agreement becomes effective on the eighth day after it is executed by Mr. Oaklander (“Effective Date”).

2.           Termination of Employment. Mr. Oaklander’s employment as a Senior Vice President with the Company terminated on February 9, 2012 (the “Termination Date”).  Mr. Oaklander will be employed by the Company to provide transition services to the Company as provided in Section 11 of this Agreement through April 2, 2012 (the “Transition Date”).

3.           Company’s Consideration for Agreement.  In exchange for the release and other agreements that Mr. Oaklander is making in connection with this Agreement, the Company will provide Mr. Oaklander with the consideration set forth in Sections 4 through 8 of this Agreement.  The Company’s provision of this consideration is conditional and contingent upon the signing of this Agreement and the Employee Release Agreement (attached hereto as Exhibit A) by Mr. Oaklander.  Should any consideration be provided to Mr. Oaklander and Mr. Oaklander not sign this Agreement within the Waiting Period (as defined in Section 18 of this Agreement) or should Mr. Oaklander sign and subsequently revoke the Agreement as provided herein or the Employee Release Agreement, Mr. Oaklander will immediately reimburse to the Company all amounts paid directly to Mr. Oaklander or paid on his behalf by the Company after the Termination Date, except for those wages, reimbursed expenses, and benefits earned by the Mr. Oaklander through the Termination Date.  Mr. Oaklander acknowledges and agrees but for his execution of this Agreement and the Employee Release Agreement, Mr. Oaklander would not otherwise be entitled to the consideration set forth in Sections 4 through 8 of this Agreement.

4.           Separation Payments:  Should Mr. Oaklander remain unemployed for the period between the Termination Date and April 2, 2012 (the “Transition Period”), the Company will make payments to Mr. Oaklander consisting of (1) continuing base salary payments during the Transition Period and (2) a lump sum payment of $412,000 less base salary paid during the Transition Period.  Should Mr. Oaklander become employed with another employer during the Transition Period, the Company will cease making continuing base salary payments on the date it becomes aware of such new employment and pay Mr. Oaklander a lump sum payment of $412,000 less base salary previously paid to Mr. Oaklander during the Transition Period.  The lump sum payment will be provided to Mr. Oaklander on or about the eighth day after the Company receives an executed copy of this Agreement, and providing Mr. Oaklander has not rescinded the Agreement as provided herein. Additionally, Mr. Oaklander will be paid the cash equivalent of any accrued, unused vacation time as of the Termination Date.  All payments made pursuant to this Section 4 will be made after deducting all legally required state and federal withholdings.

5.           Stock Options: Stock options issued to Mr. Oaklander prior to the Transition Date under the Company’s 1999 Equity Compensation Plan, as amended, or under the Company’s 2008 Equity Compensation Plan (the “Plans”), will cease vesting on the Transition Date.  As permitted by the Plans, all unvested stock options held by Mr. Oaklander on the Transition Date will no longer be exercisable by Mr. Oaklander and will be cancelled.  Mr. Oaklander will have 90 calendar days to exercise any vested stock options, after which time any unexercised vested stock options held by Mr. Oaklander will no longer be exercisable and will expire.

6.           Restricted Stock Units (RSUs)/Deferred Stock (DSUs): Unvested RSUs and Unvested DSUs held by Mr. Oaklander will continue to vest during the Transition Period.  Any RSUs and DSUs held by Mr. Oaklander that have not become vested as of the Transition Date will expire and be forfeited. All RSUs and DSUs that have become vested as of the Transition Date will be distributed as quickly as administratively possible, but in no event prior to the eighth day following Mr. Oaklander’s execution of this Agreement.

7.           Performance DSUs (PDSUs); Market Stock Units (MSUs) and Market Stock Options (MSOs).  Any PDSUs, MSUs and MSOs held by Mr. Oaklander that have not become vested as of the Termination Date will expire and be forfeited.

8.           Benefits.  Mr. Oaklander will receive continuing insurance coverage for him and his family through April 30, 2012 provided under the Company’s basic life, medical, dental and vision plans at the cost to Mr. Oaklander immediately prior to the Termination Date, but only for those plans in which Mr. Oaklander and his family were enrolled as of the Termination Date (“Welfare Benefits”).  Beginning May 1, 2012, Mr. Oaklander will be eligible for medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA).  For the period beginning May 1, 2012 and ending February 9, 2013, the Company will pay Mr. Oaklander, on an after-tax basis, the amount by which the cost of COBRA coverage for Welfare Benefits for the Mr. Oaklander and his family exceeds the premiums Mr. Oaklander paid for Welfare Benefits immediately prior to the Termination Date, provided that Mr. Oaklander timely elects COBRA medical coverage. Insurance coverage and payments pursuant to this Section 8 will cease if Mr. Oaklander becomes employed by another employer prior to February 9, 2013.

9.           Employee Release Agreement. At the conclusion of the Transition Date, Mr. Oaklander will, as of the Transition Date, execute an Employee Release Agreement in the form attached hereto as Exhibit A, provided that such Employee Release Agreement has become binding and effective in accordance with the terms thereof on or before the forty-fifth (45th) day following the Transition Date.  Such Employee Release Agreement will specifically relate to all of Mr. Oaklander’s rights and claims in existence at the time of such execution and shall confirm Mr. Oaklander’s obligations under any proprietary information agreement with the Company.  It is understood that such Employee Release Agreement shall comply with applicable law. In the event that Mr. Oaklander does not execute such Employee Release Agreement such that it is binding and effective (and all applicable revocation periods have expired) within forty five (45) days following the Transition Date, no further benefits will be payable under this Agreement beyond those for services outlined in Section 11, and accrued vacation through April 2, 2012.

10.           Proprietary / Confidential Information.  Mr. Oaklander acknowledges and agrees that Mr. Oaklander remains bound by the terms of the Company’s employee agreement concerning Intersil proprietary and confidential information, which Mr. Oaklander executed as a condition of employment, whose terms are incorporated herein by reference.  Mr. Oaklander acknowledges that Mr. Oaklander’s services for the Company have, may, or will, prior to and through the Transition Date, bring Mr. Oaklander into close contact with confidential affairs of the Company, such as information not readily available to the public concerning the Company’s finances and operating results, its markets, personnel, operational methods and other business affairs and methods, technical data, computer software and other proprietary intellectual property, other information not readily available to the public, and plans for future developments relating thereto.  In recognition of the foregoing, Mr. Oaklander covenants and agrees that Mr. Oaklander will keep secret all confidential matters of the Company and its subsidiaries known to Mr. Oaklander which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company, wherever located, except with the Company’s prior written consent, nor use such confidential matters for any purpose.

11.           Transition Services.    Mr. Oaklander agrees that for the period beginning February 10, 2012 and ending April 2, 2012, should the Company request his services in effecting the transition of management responsibilities for his former product group, Mr. Oaklander will cooperate with such requests by providing the Company with up to 2 hours per week of his services.

12.           Confidentiality of Agreement.  The parties agree that the terms and conditions of this Agreement are strictly confidential and neither party will disclose, discuss or reveal the existence or the terms of this Agreement to any persons, entities or organizations except as follows:  (a) as required by court order; (b) to Mr. Oaklander’s spouse; or (c) to either party’s employees with a need to know, attorneys, and accountants.

13.           Interpretation and Construction of Agreement.  This Agreement will be construed, interpreted, and governed in accordance with the laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.  Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually prepared Agreement.

14.           No Admission of Liability.  By entering into this Agreement, the Company is not admitting to any liability, wrongdoing or legal violation whatsoever with regard the employment relationship between the parties or with respect to any claims released herein.  The Company expressly denies any and all such liability and wrongdoing.

15.            Non-Disparagement. Mr. Oaklander agrees that he will not engage in any conduct that is injurious to the Company's reputation and interests, including but not limited to disparaging (or inducing or encouraging others to disparage) the Company or any of its directors, officers, employees or agents.  Company agrees not to engage in any disparagement of Mr. Oaklander.  Notwithstanding the above, neither the Mr. Oaklander nor the Company will be prohibited from providing truthful information in response to a subpoena or other legal process.

16.           Non-Solicitation. Mr. Oaklander agrees that for a period of twelve (12) months, Mr. Oaklander will not:

a. Solicit or induce, or cause to solicit or induce, directly or indirectly, any employees, consultants or agents of the Company, to leave the Company or in any way modify their relationship with the Company.  This restriction includes disclosing any information concerning the Company's employees, including without limitation, names, contact information, job responsibilities, skills and performance ratings.

b.           Use Intersil confidential information to solicit, directly or indirectly, the business of any customer of the Company or to otherwise knowingly and willfully interfere, directly or indirectly, with any business relationship between the Company, on the one hand, and any other person or entity, on the other hand.

17.           Resignation as Corporate Officer.  Mr. Oaklander hereby resigns his positions as a corporate officer of Intersil Corporation and its subsidiaries.

18.           Waiting Period.  Pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, the Company hereby advises Mr. Oaklander to consult with an attorney prior to signing this Agreement.  The Company also advises Mr. Oaklander that Mr. Oaklander has up to twenty-one (21) days within which to consider whether Mr. Oaklander should sign this Agreement (the “Waiting Period”).  Mr. Oaklander may execute the Agreement at any time within this 21-day period.  In addition, should Mr. Oaklander choose to sign the Agreement, Mr. Oaklander will have seven (7) days following the date on which he signed the Agreement to revoke it by faxing a written revocation to Vern Kelley, Intersil’s Vice President of Human Resources, facsimile number 321-729-1007.  This Agreement does not become effective until after this seven-day revocation period has elapsed.

19.           Complete and Voluntary Agreement.  Mr. Oaklander acknowledges that Mr. Oaklander has read and understands this Agreement; that Mr. Oaklander has had the opportunity to seek legal counsel of his own choosing and to have the terms of the Agreement fully explained to Mr. Oaklander and may have been assisted by legal counsel in the negotiation of the terms of this Agreement; that Mr. Oaklander is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that Mr. Oaklander is executing this Agreement voluntarily, free of any duress or coercion.

20.           Savings Clause.  Should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court or government agency of competent jurisdiction, it is agreed that such determination will not affect the enforceability of the other provisions herein.  The parties intend that this Agreement be enforced to the fullest extent permitted by law and agree that it does not cover claims which cannot be released as a matter of law.

21.           Scope of Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Except as expressly provided herein and except for the terms of the Employee Agreement concerning Intersil’s proprietary and confidential information, this Agreement supersedes and renders null and void any and all prior agreements between Mr. Oaklander and the Company.  No provision of this Agreement may be waived except by a writing signed by the Party to be charged, nor may this Agreement be amended except by a writing executed by both Parties.

22.           Mediation & Arbitration.  All claims or disputes relating to this Agreement or Mr. Oaklander’s employment with the Company including but not limited to any disputes or claims relating to Mr. Oaklander’s compensation, benefits, promotions, demotions, discipline, treatment, adverse employment actions, discharge and other terms and conditions of Mr. Oaklander’s employment which cannot be settled through direct discussions, will be submitted to mediation administered by the National Arbitration Forum under its rules in effect on the date of this Agreement.  If such claim or dispute cannot be settled by mediation, the Company and Mr. Oaklander agree to settle the claim or dispute by binding arbitration before a single arbitrator in accordance with the rules of the National Arbitration Forum in effect on the date of this Agreement.  The Company and Mr. Oaklander hereby waive any right to a jury trial in favor of arbitration of any such claims or disputes including any and all claims for compensation or benefits of any kind, breach of contract, discrimination, harassment, retaliation, any tort of any nature, and any and all claims arising under any federal, state or local statute, law, ordinance or regulation, including but not limited to the Civil Rights Act of 1866, 1964 (Title VII) and 1991, the Age Discrimination and Employment Act of 1967, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, and all amendments to such laws; except an action for damages or injunctive relief to enforce any non-disparagement and non-solicitation provisions of this Agreement or those related to the breach or threatened breach of the Company’s Employee Agreement may, at the Company’s discretion, be brought in any court having jurisdiction thereof or be settled by arbitration pursuant to this section.  Any award entered by the arbitrator, including awards for monetary damages and injunctive relief, will be final and binding and judgment may be entered thereon by any party in any court of competent jurisdiction.  The Federal Rules of Civil Procedure and the Federal Rules of Evidence will apply to any arbitration proceedings and the arbitrator will have the power to decide any motions brought by Mr. Oaklander or the Company including motions for summary judgment.  The arbitrator will have the power to award attorney’s fees and costs available under applicable law.  Except as otherwise agreed by the Company and Mr. Oaklander, all mediation and arbitration proceedings will be held in Santa Clara County, California.

/s/ Peter Oaklander_________________
Peter Oaklander

Dated: March 1, 2012

INTERSIL CORPORATION:

/s/ Vern Kelley
Authorized Representative

Dated: March 1, 2012

Exhibit 10.1

Exhibit A

Intersil Corporation

Employee Release Agreement

            Except as otherwise set forth in this Employee Release Agreement (the “Agreement”), I, Peter Oaklander, hereby release, acquit and forever discharge Intersil Corporation (the “Company”), its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s Indemnification Agreement and to provide me with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company.

            I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company or any other related party identified above.  Accordingly, I agree and acknowledge that the above general release provision applies not only to claims that are presently known, suspected, or disclosed to me, but also to claims that are presently unknown, unsuspected, or undisclosed to me.  I acknowledge that I am assuming the risk that the facts may turn out to be different from what I believe them to be and agree that the general release in this Agreement shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

          I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following my execution of this Agreement to revoke the Agreement by providing written notice to the Company; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date.

PETER OAKLANDER                                                                                     INTERSIL CORPORATION

______________________________                                                                           By: _______________________________

Dated:           ________________________                                                                Title: _______________________________

        Dated: ______________________________